EXHIBIT 99.1

T-3 Energy Services Announces the Acquisition of KC Machine LLC and the Expansion of Its Products and Services Into the Rocky Mountain Region

HOUSTON, Jan. 17, 2006 (PRIMEZONE) -- T-3 Energy Services, Inc. ("T-3 Energy") (Nasdaq:TTES) announced today that it has completed the purchase of KC Machine LLC, located in Rock Springs, Wyoming. KC Machine is a full service facility that maintains and repairs drilling rigs (both oil & gas) and related support equipment. The acquisition of KC Machine continues T-3's expansion of its pressure and flow control, wellhead and pipeline products and services to those existing and new customers who are located in the Rocky Mountain region. The acquisition was funded from T-3's working capital and the use of its senior credit facility.

Gus D. Halas, T-3 Energy's Chairman, President and Chief Executive Officer commented, "We are excited about the acquisition of KC Machine. It allows us to move forward with our strategic plan to expand our pressure and flow control, wellhead and pipeline products and services into other geographical markets, especially the Rocky Mountain region. Our customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. This acquisition should allow us to continue with our rapid response time to customer demands, as we seek to build our market share."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

CONTACT: T-3 Energy Services, Inc.
         Michael T. Mino, Vice President
            and Chief Financial Officer
         713-996-4110
         mmino@t3es.com